Exhibit 99.6

EXCHANGE AGENT AGREEMENT

      THIS EXCHANGE AGENT AGREEMENT (this “Agreement”) is made and entered into as of             , 2001, by and between PULTE HOMES, INC., a Michigan corporation (the “Issuer”), and Bank One Trust Company, National Association, a national banking association incorporated and existing under the laws of the United States of America, as exchange agent (the “Exchange Agent”).

RECITALS

      The Issuer is making an offer to exchange, upon the terms and subject to the conditions set forth in the Issuer’s Prospectus, dated             , 2001 (the “Prospectus”), attached hereto as Exhibit A and the accompanying letter of transmittal (the “Letter of Transmittal”) attached hereto as Exhibit B (which together with the Prospectus constitutes the “Exchange Offer”), its 7 7/8% Senior Notes due 2011 (the “Original Notes”) for an equal principal amount of its 7 7/8% Senior New Notes due 2011 (the “New Notes” and, together with the Original Notes, the “Securities.”)

      The Exchange Offer will commence as soon as practicable after the Issuer’s Registration Statement on Form S-4 relating to the Exchange Offer is declared effective under the Securities Act of 1933, as certified in writing to Exchange Agent by the Issuer (the “Effective Time”) and shall terminate at 5:00 p.m., New York City time, on             , 2001 (the “Expiration Date”), unless the Exchange Offer is extended by the Issuer and the Issuer notifies Exchange Agent of such extension by 5:00 p.m., New York City time, on the previous Expiration Date, in which case, the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. In connection therewith, the undersigned parties hereby agree as follows:

1.  Appointment and Duties as Exchange Agent.

      Issuer hereby authorizes Bank One Trust Company, National Association, to act as Exchange Agent in connection with the Exchange Offer, and Bank One Trust Company, National Association, hereby agrees to act as Exchange Agent and to perform the services outlined herein in connection with the Exchange Offer on the terms and conditions contained herein.

2.  Mailing to Holders of the Original Notes.

      As soon as practicable after its receipt of certification from the Issuer as to the Effective Time, Exchange Agent will mail to each Holder (as defined in the Indenture), and to each DTC participant identified by DTC as a holder of any Original Notes (i) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9), (ii) a Prospectus and (iii) a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit C (the “Notice of Guaranteed Delivery”) all in accordance with the procedures described in the Prospectus.

A.	Issuer shall supply Exchange Agent with sufficient copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to enable Exchange Agent to perform its duties hereunder. Issuer shall also shall furnish or cause to be furnished to Exchange Agent a list of the holders of the Original Notes (including a beneficial holder list from The Depository Trust Company (“DTC”), certificated Original Notes numbers and amounts, mailing addresses, and social security numbers), unless waived by Exchange Agent.

3.  ATOP Registration.

      As soon as practicable, Exchange Agent shall establish an account with DTC in its name to facilitate book-entry tenders of Original Notes through DTC’s Automated Tender Offer Program (herein “ATOP”) for the Exchange Offer.

4.  Receipt of Letters of Transmittal and Related Items.

      From and after the Effective Time, Exchange Agent is hereby authorized and directed to accept (i) Letters of Transmittal, duly executed in accordance with the instructions thereto (or a manually signed facsimile thereof), and any requisite collateral documents from Holders of the Original Notes and (ii) surrendered Original Notes to which such Letters of Transmittal relate. Exchange Agent is authorized to request from any person tendering Original Notes such additional documents as Exchange Agent or the Issuer deems appropriate. Exchange Agent is hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

5.  Defective or Deficient Original Notes and Instruments.

      As soon as practicable after receipt, Exchange Agent will examine instructions transmitted by DTC (“DTC Transmissions”), Original Notes, Letters of Transmittal and other documents received by Exchange Agent in connection with tenders of Original Notes to ascertain whether (i) the Letters of Transmittal are completed and executed in accordance with the instructions set forth therein (or that the DTC Transmissions contain the proper information required to be set forth therein), (ii) the Original Notes have otherwise been properly tendered in accordance with the Prospectus and the Letters of Transmittal (or that book-entry confirmations are in due and proper form and contain the information required to be set forth therein) and (iii) if applicable, the other documents (including the Notice of Guaranteed Delivery) are properly completed and executed.

A.	If any Letter of Transmittal or other document has been improperly completed or executed (or any DTC Transmissions are not in due and proper form or omit required information) or the Original Notes accompanying such Letter of Transmittal are not in proper form for transfer or have been improperly tendered (or the book-entry confirmations are not in due and proper form or omit required information) or if some other irregularity in connection with any tender of any Original Notes exists, Exchange Agent shall promptly report such information to the Holder. If such condition is not promptly remedied by the Holder, Exchange Agent shall report such condition to the Issuer and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Original Notes tendered or delivered shall be determined by the Issuer, in its sole discretion. Notwithstanding the above, Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur any liability for failure to give such notification unless such failure constitutes gross negligence or willful misconduct.

B.	The Issuer reserves the absolute right (i) to reject any or all tenders of any particular Original Notes determined by the Issuer not to be in proper form or the acceptance or exchange of which may, in the opinion of Issuer’s counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any particular Original Notes, and the Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

6.  Requirements of Tenders.

      Tenders of Original Notes shall be made only as set forth in the Letter of Transmittal, and shall be considered properly tendered only when tendered in accordance therewith. Notwithstanding the provisions of this paragraph, any Original Notes that the Issuer’s President or Chief Financial Officer, or any other person designated by the Issuer’s President shall approve as having been properly tendered shall be considered to be properly tendered.

A.	Exchange Agent shall (a) ensure that each Letter of Transmittal and the related Original Notes or a bond power are duly executed (with signatures guaranteed where required) by the appropriate parties in accordance with the terms of the Exchange Offer; (b) in those instances where the person executing the Letter of Transmittal (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, ensure that proper evidence of his or her authority so to act is submitted; and (c) in those instances where the Original Notes are tendered by persons other than the registered holder of such Original Notes, ensure that customary transfer requirements, including any applicable transfer taxes, and the requirements imposed by the transfer restrictions on the Original Notes (including any applicable requirements for certifications, legal opinions or other information) are fulfilled.

7.  Exchange of the Original Notes.

      Promptly after the Effective Time, the Issuer will deliver the New Notes to the Exchange Agent. Upon surrender of the Original Notes properly tendered in accordance with the Exchange Offer, Exchange Agent is hereby directed to deliver or cause to be delivered New Notes to the Holders of such surrendered Original Notes. The principal amount of the New Notes to be delivered to a Holder shall equal the principal amount of the Original Notes surrendered.

A.	The New Notes issued in exchange for certificated Original Notes shall be mailed by Exchange Agent, in accordance with the instructions contained in the Letter of Transmittal, by first class or registered mail, and under coverage of Exchange Agent’s blanket surety bond for first class or registered mail losses protecting the Issuer from loss or liability arising out of the non-receipt or non-delivery of such New Notes or the replacement thereof.

B.	Notwithstanding any other provision of this Agreement, issuance of the New Notes for accepted Original Notes pursuant to the Exchange Offer shall be made only after deposit with Exchange Agent of the Original Notes, the Letter of Transmittal and any other required documents.

8.  Securities Held in Trust.

      The New Notes and any cash or other property (the “Property”) deposited with or received by Exchange Agent (in such capacity) from the Issuer shall be held in a segregated account, solely for the benefit of Issuer and Holders tendering Original Notes, as their interests may appear, and the Property shall not be commingled with securities, money, assets or property of Exchange Agent or any other party. Exchange Agent hereby waives any and all rights of lien, if any, against the Property, except to the extent set forth in the Indenture with respect to the New Notes.

9.  Reports to Issuer.

      Exchange Agent shall notify, by facsimile or electronic communication, the Issuer of the principal amount of the Original Notes which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date on a weekly basis until the Expiration Date. Such notice shall be delivered in substantially the form set forth as Exhibit D.

10.  Record Keeping.

      Each Letter of Transmittal, Original Notes and any other documents received by Exchange Agent in connection with the Exchange Offer shall be stamped by Exchange Agent to show the date of receipt (or if Original Notes are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Issuer. Exchange Agent shall cancel certificated Original Notes. Exchange Agent shall retain all Original Notes and Letters of Transmittal and other related documents or correspondence received by Exchange Agent until the Expiration Date. Exchange Agent shall return all such material to Issuer as soon as practicable after the Expiration Date. If Exchange Agent receives any Letters of Transmittal after the Expiration Date, Exchange Agent shall return the same together with all enclosures to the party from whom such documents were received.

11.  Discrepancies or Questions.

      Any discrepancies or questions regarding any Letter of Transmittal, Original Notes, notice of withdrawal or any other documents received by Exchange Agent in connection with the Exchange Offer shall be referred to Issuer and Exchange Agent shall have no further duty with respect to such matter; provided that Exchange Agent shall cooperate with Issuer in attempting to resolve such discrepancies or questions.

12.  Transfer of Registration.

      New Notes may be registered in a name other than that of the record Holder of surrendered Original Notes, if and only if (i) the Original Notes surrendered shall be properly endorsed (either by the registered Holder thereof or by a properly completed separate power with such endorsement guaranteed by an Eligible Institution (as defined in the Letter of Transmittal) and otherwise in proper form for transfer, (ii) the person requesting such transfer of registration shall pay to Exchange Agent any transfer or other taxes required, or shall establish to Exchange Agent’s satisfaction that such tax is not owed or has been paid and (iii) the such other documents and instruments as Issuer or Exchange Agent require shall be received by Exchange Agent.

13.  Partial Tenders.

      If, pursuant to the Exchange Offer, less than all of the principal amount of any Original Notes submitted to Exchange Agent are tendered, Exchange Agent shall, promptly after the Expiration Date, return, or cause the registrar with respect to such Original Notes to return, new Original Notes for the principal amount not being tendered to, or in accordance with the instruction of, the Holder who has made a partial tender.

14.  Withdrawals.

      A tendering Holder may withdraw tendered Original Notes as set forth in the Prospectus, in which event Exchange Agent shall, after proper notification of such withdrawal, return such Original Notes to, or in accordance with the instructions of, such Holder and such Original Notes shall no longer be considered properly tendered. Any withdrawn Original Notes may be tendered by again following the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

15.  Rejection of Tenders.

      If, pursuant to the Exchange Offer, Issuer does not accept for exchange all of the Original Notes tendered by a Holder of Original Notes, Exchange Agent shall return or cause to be returned such Original Notes to, or in accordance with the instructions of, such Holder of Original Notes.

16.  Cancellation of Exchanged Original Notes.

      Exchange Agent is authorized and directed to cancel all Original Notes received by it upon delivering the New Notes to tendering holders of the Original Notes as provided herein. Exchange Agent shall maintain a record as to which Original Notes have been exchanged pursuant to Section 7 hereof.

17.  Requests for Information.

      Exchange Agent shall accept and comply with telephone and mail requests for information from any person concerning the proper procedure to tender Original Notes. Exchange Agent shall provide copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to any person upon request. All other requests for materials shall be referred to the Issuer. Exchange Agent shall not offer any concessions or pay any commissions or solicitation fees to any brokers, dealers, banks or other persons or engage any persons to solicit tenders.

18.  Tax Matters.

      Exchange Agent shall file with the Internal Revenue Service and Holders Form 1099 reports regarding principal and interest payments on Securities which Exchange Agent has made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to Issuer, and Exchange Agent shall have no duty with respect to such matter; provided that Exchange Agent shall cooperate with Issuer in attempting to resolve such questions.

19.  Reports.

      Within five (5) days after the Expiration Date, Exchange Agent shall furnish the Issuer a final report showing the disposition of the New Notes.

20.  Fees and Expenses.

      Issuer will pay Exchange Agent its fees plus expenses, including counsel fees and disbursements, as set forth in Exhibit E.

21.  Concerning the Exchange Agent.

      As exchange agent hereunder, Exchange Agent:

A.	shall have no duties or obligations other than those specifically set forth in this Agreement;

B.	will make no representation and will have no responsibility as to the validity, value or genuineness of the Exchange Offer, shall not make any recommendation as to whether a Holder of Original Notes should or should not tender its Original Notes and shall not solicit any Holder for the purpose of causing such Holder to tender its Original Notes;

C.	shall not be obligated to take any action hereunder which may, in Exchange Agent’s sole judgment, involve any expense or liability to Exchange Agent unless it shall have been furnished with indemnity against such expense or liability which, in Exchange Agent’s sole judgment, is adequate;

D.	may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to Exchange Agent and believed by Exchange Agent to be genuine and to have been signed by the proper party or parties;

E.	may rely on and shall be protected in acting upon the written instructions of Issuer, its counsel, or its representatives;

F.	shall not be liable for any claim, loss, liability or expense, incurred without Exchange Agent’s negligence or willful misconduct, arising out of or in connection with the administration of Exchange Agent’s duties hereunder; and

G.	may consult with counsel, and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Exchange Agent hereunder in accordance with the advice of such counsel or any opinion of counsel.

22.  Indemnification.

      Issuer covenants and agrees to indemnify and hold harmless Exchange Agent, its directors, officers, employees and agents (the “Indemnified Persons”) against any and all losses, damages, costs or expenses (including reasonable attorney’s fees and court costs), arising out of or attributable to its acceptance of appointment as Exchange Agent hereunder, provided that such indemnification shall not apply to losses, damages, costs or expenses incurred due to negligence or willful misconduct of the Exchange Agent. Exchange Agent shall notify Issuer in writing of any written asserted claim against Exchange Agent or of any other action commenced against Exchange Agent, reasonably promptly after Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action and, if Issuer so elects, Issuer may assume the defense of any pending or threatened action against Exchange Agent in respect of which indemnification may be sought hereunder; provided that Issuer shall not be entitled to assume the defense of any such action if the named parties to such action include both the Issuer and Exchange Agent and representation of both parties by the same legal counsel would, in the written opinion of counsel for Exchange Agent, be inappropriate due to actual or potential conflicting interests between them; and further provided that in the event Issuer shall assume the defense of any such suit, and such defense is reasonably satisfactory to Exchange Agent, Issuer shall not therewith be liable for the fees and expenses of any counsel retained by Exchange Agent.

A.	Exchange Agent agrees that, without the prior written consent of Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not any Indemnified Persons is an actual or potential party to such claim, action or proceeding).

23.  Applicable Law.

      This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

24.  Notices.

      Notices or other communications pursuant to this Agreement shall be delivered by facsimile transmission, reliable overnight courier or by first-class mail, postage prepaid, addressed as follows:

To Issuer at:

PULTE HOMES, INC.

33 Bloomfield Hills Parkway, Suite  200
Bloomfield Hills, Michigan 48304
Attention: John R. Stoller
Fax: (248) 433-4543
Telephone: (248) 647-2750

With a copy to:

Honigman Miller Schwartz and Cohn

2290 First National Building
Detroit, Michigan 48226
Attention: David Foltyn
Fax: (313) 465-7381
Telephone: (313) 465-7380

Or to Exchange Agent at:

Bank One Trust Company, National Association

One North State Street, 9th Floor
Chicago, IL 60602
Attention: Exchanges
Fax: (312) 407-8853
Telephone: (800) 524-9472

Or to such address as either party shall provide by notice to the other party.

25.  Change of Exchange Agent.

      Exchange Agent may resign from its duties under this Agreement by giving to Issuer thirty days prior written notice. If Exchange Agent resigns or becomes incapable of acting as Exchange Agent and the Issuer fails to appoint a new exchange agent within a period of 30 days after it has been notified in writing of such resignation or incapacity by Exchange Agent, the Issuer shall appoint a successor exchange agent or assume all of the duties and responsibilities of Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but Exchange Agent shall deliver and transfer to the successor exchange agent any Property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

26.  Miscellaneous.

      Neither party may transfer or assign its rights or responsibilities under this Agreement without the written consent of the other party hereto; provided, however, that Exchange Agent may transfer and assign its rights and responsibilities hereunder to any of its affiliates otherwise eligible to act as Exchange Agent and, upon 45 days prior written notice to Exchange Agent, Issuer may transfer and assign its rights and responsibilities hereunder to any successor by merger, any purchaser of all of the common stock of Issuer, or any purchaser of all or substantially all of Issuer’s assets. This Agreement may be amended only in writing signed by both parties. Any New Notes which remain undistributed after the Expiration Date shall be cancelled and delivered to the Issuer upon demand, and any Original Notes which are tendered thereafter shall be returned by Exchange Agent to the tendering party. Except for Sections 20 and 22, this Agreement shall terminate on the 31st day after the Expiration Date.

27.  Advertisements.

      Issuer agrees to place advertisements regarding the Exchange Offer in The Wall Street Journal, The Bond Buyer and/or Bloomberg as soon as practicable following the Effective Date.

28.  Parties in Interest.

      This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Holder or holder of Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

29.  Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, Issuer and Exchange Agent have caused this Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

PULTE HOMES, INC.

By:

Name:

Title:

BANK ONE TRUST COMPANY,
NATIONAL ASSOCIATION

By:

Name:

Title:

Exhibit A

      Prospectus

Exhibit B

      Form of Letter of Transmittal

Exhibit C

      Notice of Guaranteed Delivery

EXHIBIT D

Date:

PULTE HOMES, INC.

BY FAX:

      Re:  Notice of Tenders

      With respect to Section 9 of the Exchange Agent Agreement, dated as of             , 2001, we confirm the following information as of the date hereof:

1.	Principal amount of Original Notes tendered during the past week: $

2.	Principal amount of Original Notes referred to in paragraph 1. above regarding which Exchange Agent questions validity of the tender: $

3.	Aggregate principal amount of Original Notes tendered since the Effective Date as to which Exchange Agent questions the validity of the tender: $ .

4.	Principal amount of Original Notes remaining unpresented (based on $ total Original Notes): $

5.	Total aggregate principal amount of Original Notes validly tendered since the Effective Date: $

Bank One Trust Company, National Association,
as Exchange Agent

By:

Name:
Title:

EXHIBIT E

Schedule of Fees

Per letter of transmittal mailed: $          .00

Minimum fee: $          .00

Extraordinary services and special requests: by appraisal

Out of pocket expenses incurred will be billed for reimbursement at invoiced cost

The minimum fee of $          .00 shall be due and payable upon execution of the Exchange Agent Agreement. The remaining balance shall be due and payable upon receipt of Exchange Agent’s invoice therefor.